Oppenheimer Main Street All Cap Fund
NSAR Exhibit – Item 77Q

Post−Effective Amendment No. 28 (07/18/17) to the Registration Statement of Oppenheimer Main Street All Cap Funds (the "Registrant"), Accession Number 0000728889-17-001201, which includes an Amended Schedule A to the Agreement and Declaration of Trust, is hereby incorporated by reference in response to Item 77Q of the Registrant's Form N−SAR.